Exhibit 3.28

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

OPENFIRST, LLC

a Delaware limited liability company

THIS AMENDED AND RESTATED OPERATING AGREEMENT of Openfirst, LLC (the “Company”) is made as of July 6, 2006 by and among the Company and the undersigned Members. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in Exhibit A, attached hereto.

RECITALS

WHEREAS, Openfirst Holdings, LLC (“Holdings”) formed the Company by causing, on June 21, 2006, the filing of the Certificate pursuant to the Act and entered into an Operating Agreement with the Company effective prior to the Closing on July 6, 2006 (the “Original Operating Agreement”);

WHEREAS, pursuant to the Contribution and Exchange Agreement dated as of July 6, 2006, Robert Kraft, Richard Zagorski, Scott Kossoris, Chuck Olszewski and Nick Grimaldi (collectively, the “Initial Individual Members”) each became members in the Company and entered into the Original Operating Agreement;

WHEREAS, pursuant to the Membership Interest Purchase Agreement dated as of July 6, 2006 (the “Purchase Agreement”), Holdings sold all of its membership interests in the Company to Quad/Graphics, Inc. (“Quad”); and

WHEREAS, now the Members desire to amend and restate the Original Operating Agreement, by setting forth the terms and conditions of their agreements and understandings in this Amended and Restated Operating Agreement, which shall replace and supersede the Original Operating Agreement effective immediately after the Closing as of the date hereof; and

WHEREAS, on the date hereof, but after this Agreement becomes effective, certain of the Initial Individual Members will make a Capital Contribution to the Company in exchange for additional Units.

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement, the Members agree as follows:

ARTICLE I
General Provisions

Section 1.1. Name. The name of the Company is Openfirst, LLC.

Section 1.2. Registered Office and Agent.

(a)           Registered Office and Agent, Principal Place of Business. The Company’s registered agent shall be The Corporation Trust Company and the Company’s registered office shall be 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of the Company shall be 300 North Jefferson Street, Milwaukee, Wisconsin 53202.

(b)           Changes. The Board of Managers shall appoint a new registered agent and change the registered office, if appropriate, if: (i) the then current registered agent resigns or (ii) the Board of Managers determines to make an appointment or change in the registered agent or registered office.

(c)           Filing upon Change. Upon the appointment of a new registered agent or the change of the registered office, the Board of Managers shall file or cause the filing of the documents required by section 18.202 of the Act as appropriate to the circumstances.

Section 1.3. Purpose. The purpose of the Company is to conduct any lawful business permissible under the Act.

Section 1.4. Term. The Company shall continue until dissolved in accordance with Section 10.2 of this Agreement.

Section 1.5. Intent. The Members intend that the Company shall be classified and treated as a partnership for federal and state tax purposes only and that no provision of this Agreement shall be deemed or construed to cause the Company to be a partnership (including without limitation a limited partnership) or joint venture, or cause any Member to be a partner or joint venturer of or with any other Member, for purposes of Section 303 of the federal Bankruptcy Code or any other purpose. No Member shall take any action inconsistent with the intent of the parties set forth in this Section 1.5.

Section 1.6. Documents. The Members shall promptly execute and file all certificates or other documents, including without limitation amendments to the Certificate and fictitious name or assumed name certificates, and shall execute such other documents and take such other acts, as shall from time to time be required by the Act, other applicable laws of the State of Delaware and applicable laws of other states in which the Company conducts its business.

ARTICLE II
Capital Contributions

Section 2.1. Capital Contributions and Units. The ownership of the Company shall be represented by Units having the preferences, rights and obligations specified in this Agreement. There shall be no limit to the number of Units that may be issued by the Company. Each Initial Individual Member agrees that, immediately after this Agreement becomes effective, he will make a capital contribution of cash to the Company in the amount, if any, set forth opposite his name on Schedule 1 (the “Closing Date Capital Contribution”) in exchange for the number of additional Units set forth opposite his name on Schedule 1 (the “Closing Date Units”). The identity and address of each Member and its respective number of Units before and after such issuance is reflected on Schedule 1. Schedule 1 shall be adjusted from time to time to reflect the admission of new Members, the return of Capital Contributions or any other event having an effect on the number of Units owned by each Member.

Section 2.2. Additional Capital Contributions. Except for the Closing Date Capital Contribution, no Member shall be required to make any additional Capital Contributions or loans to the Company.

Section 2.3. Return of Capital. No Member is entitled to withdraw or resign from the Company, to receive a return of any part of the Member’s Capital Contribution, to receive any distribution, or to receive a repayment of any balance in the Member’s Capital Account, except as expressly provided in this Agreement. No Member has the right to demand that distributions be in kind. No Member will be paid interest on any Capital Contribution or on the Member’s Capital Account.

Section 2.4. Issuance of Additional Units.

(a)           The Board of Managers may authorize the Company to issue additional Units having the same rights and obligations specified herein. As a condition to any such issuance, the proposed holder of the Units, if not already a Member, shall agree in writing to be bound by the terms of this Agreement. An issuance of Units under this Section shall be effected by the execution and delivery of such documentation as the Board of Managers shall deem appropriate. Upon execution and delivery of such documentation, the Unit holder, if not already a Member, shall become a Member.

(b)           Except for Units issued to the Majority Member with respect to the Majority Member Contribution, if additional Units are issued to the Majority Member or any Affiliate thereof (collectively, the “Contributing Member”) in exchange for an additional Capital Contribution, the Initial Individual Members shall be entitled to purchase additional Units under the same terms and conditions as the Contributing Member. The number of additional Units that each Initial Individual Member may purchase shall equal the number of Units owned by such Initial Individual Member multiplied by a fraction, the numerator of which shall equal the number of Units being issued to the Contributing Member, and the denominator of which shall equal the number of Units owned by the Contributing Member prior to the issuance. Except as provided in this Section 2.4(b), no Member shall have any pre-emptive rights.

(c)           If any Person acquires additional Units in the Company, Schedule 1 shall be amended to reflect such additional issuance and/or Member, as the case may be.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the Value of the Majority Member Contribution will be eight (8) times the Quad DM Earnings.

(e)           For a period of thirty (30) days beginning on the date of the first release to the Initial Individual Members of escrow funds held pursuant to the Escrow Agreement executed in connection with the closing of the transactions described in the Purchase Agreement (the “Purchase Option Period”), the Initial Individual Members, collectively, shall have the right and option, but no obligation, to acquire from Quad a number of additional Units whose aggregate purchase price shall equal $546,363. The allocation of the number of additional Units that may be purchased by each Initial Individual Member (which may be zero) shall be determined by unanimous consent of the Board, provided, however, that no additional Units will be allocated to an Initial Individual Member who has not made his Closing Date Capital Contribution. The price at which such additional Units may be purchased shall be equal to the price ascribed to the Units owned by such Initial Individual Member as of the date hereof or such other price determined by unanimous consent of the Board. Quad and the Company shall take all actions necessary to effect such purchases promptly following receipt from one or more Initial Individual Members of their intent to exercise the option described in this Section 2.4(e), which notice must be given within the Purchase Option Period. If an Initial Individual Member does not exercise, during the Purchase Option Period, the option to purchase all or any portion of his allocation of the additional Units, Quad shall have no obligation to offer such unpurchased Units to any other Initial Individual Member.

Section 2.5. Limited Liability. The Members shall not have any personal liability for liabilities or obligations of the Company except for their Capital Contributions that are required to be made and are not made as required.

Section 2.6. Equity-Based Incentive Plan. Within 120 days of the completion of all aspects of the Majority Member Contribution, the Company will establish an equity-based incentive plan that complies with the provisions of this Section 2.6 and is otherwise in a form and contains such terms and conditions as determined by the Board (the “Equity-Based Incentive Plan”). The Equity-Based Incentive Plan will allow for the grant of equity based incentives that in the aggregate will represent a percentage of the fully-diluted equity of the Company as of the date of the adoption of such plan equal to the lesser of (a) 20% of the equity of the Company less the percentage of the equity of the Company owned by the Initial Individual Members, or (b) 5% of the equity of the Company (such lesser percentage, the “Plan Cap”). The Plan Cap shall be determined after taking into account all Majority Member Redemptions that have been effected and the Majority Member Contribution. If the Equity-Based Incentive Plan is adopted before the latest closing date for each of the purchases of additional Units to be made by the Initial Individual Members pursuant to Section 2.4(e), then the Plan Cap will be determined on an interim basis by assuming that the maximum number of additional Units available to the Initial Individual Members pursuant to Section 2.4(e) have been purchased. After the closing date of all such purchases, the Plan Cap shall be adjusted to reflect the actual number of additional Units that the Initial Individual Members purchased pursuant to Section 2.4(e). The Plan Cap will be subject to any dilutive event or issuance of additional Units that occurs after the date of enactment of the Equity-Based Incentive Plan.

Section 2.7. Loans by Members. No provision of this Agreement shall be construed so as to prohibit the Company from obtaining working capital or investment capital funds through loans from Members or third parties (which loans shall be nonrecourse with respect to the Members, unless otherwise specifically agreed by the Members) or in any other manner. Loans by Members to the Company shall not be considered Capital Contributions. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

ARTICLE III
Capital Accounts

Section 3.1. Capital Accounts. There shall be established and maintained with respect to each Member a Capital Account in accordance with the following:

(a)           Opening Balance. The balance in each Member’s Capital Account, as of the date hereof, is set forth in Schedule 1.

(b)           Credits. Each Member’s Capital Account shall be increased by (1) the Member’s Capital Contributions, (2) the Member’s allocable share of Profits pursuant to Article V and (3) the amount of any debt of the Company that is assumed by the Member or that is secured by any property distributed to the Member.

(c)           Debits. Each Member’s Capital Account shall be decreased by (1) the amount of cash and the Value of any property distributed to the Member, (2) the Member’s allocable share of Losses pursuant to Article V and (3) the amount of any debt of the Member that is assumed by the Company or secured by any property contributed by the Member to the Company.

(d)           Transfers. In the event any Member Transfers all or any part of the Member’s Units in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent the Capital Account relates to the transferred Units.

Section 3.2. Interpretation. The provisions of Section 3.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with section 1.704-1(b) of the Treasury Regulations, the terms and requirements of which are incorporated in this Agreement by reference, and shall be interpreted and applied in a manner consistent with those terms and requirements.

ARTICLE IV
Distributions

Section 4.1. Tax Distributions. To the extent permitted by law and consistent with the Company’s obligations to its creditors, the Company shall make cash distributions to the Members on a pro rata basis in accordance with their respective number of Units that shall provide each Member with no less than an amount equal to: (i) the amount of U.S. federal tax that would result from taxation at the applicable highest marginal federal rate under Section 1 of the Code on the amount of the net federal taxable income allocable to such Members from the Company, taking into account the character of each separately stated item of taxable income and taking into account the federal tax benefit for state taxes and the phase-out of itemized deductions, plus (ii) the amount of state income tax that would result from taxation at the highest individual income tax rate for the states of which any Initial Individual Member is a resident, less (iii) credits and other offsets to tax (such net amount referred to herein as the “Annual Tax

Distribution”). Each Annual Tax Distribution shall be made in up to six installments. The first four installments shall be made on or before April 10, June 10 and September 10 of the taxable year, and on or before January 10 of the year following such taxable year, in an amount determined on a per Unit basis as set forth above, on taxable income earned by the Company during January 1 to March 31, May 31, August 31 and December 31, respectively, determined on an annualized basis, less any amounts previously distributed with respect to the income of the Company for the same taxable year. In the event the cumulative amount of the prior installments is less than the Annual Tax Distribution, then a fifth installment in the amount of such shortfall shall be made on or before April 10 of the year following such taxable year and shall be computed using the Company’s actual or projected (as the case may be) taxable income, tax rates and tax credits as computed for such taxable year. In the event the cumulative amount of the prior installments is less than the Annual Tax Distribution, a final sixth installment in the amount of such shortfall shall be made at the time of the Company’s filing of its income tax return and shall be computed using the Company’s taxable income, tax rates and credits as finally computed for such tax year. In the event the cumulative amount of the prior installments are in excess of the Annual Tax Distribution as finally computed, whether on a per Member basis or on an aggregate basis, such excess shall reduce subsequent required installments of Annual Tax Distributions of Members who continue to own Units and shall be returned to the Company by those who are no longer Members. In the event that there is a transfer of Units throughout the year, the holder of the Units at the time of the distribution shall be entitled to the distribution, and in the event Units are only outstanding for a portion of the year, the holder of the Units shall only be entitled to a prorated amount based on the income actually allocated to the holder, in either case except to the extent the Board of Managers may determine otherwise in its discretion.

Section 4.2. Additional Tax Distributions. In the event any income tax return of the Company, for any period beginning on or after the date of this Agreement, as a result of an audit or otherwise, reflects items of income, gain, loss, or deduction that are different from the amounts estimated pursuant to Section 4.1, tax distributions shall be adjusted as follows: (1) if additional income or gain, or fewer losses, deductions or credits, of the Company are allocated to the Members, then an additional tax distribution shall be made under the principles of Section 4.1 and shall include an amount for interest or penalties, as applicable, and (2) if less income or gain, or more losses, deductions or credits, of the Company are allocated to the Members, then the second succeeding tax distribution that shall occur thereafter shall be reduced under the principles of Section 4.1. Such distributions may, in the discretion of the Board of Managers, be made on a pro rata or non pro rata basis to current Members or those Persons who were Members during the period to which such adjustment relates. Provided, however, in no event shall a Person who is not then a Member have a right to any distribution under this paragraph.

Section 4.3. Distributions. The Board of Managers may in its sole discretion make Distributions, at any time or from time to time, to the holders of Units pro rata based on the number of their respective Units.

Section 4.4. Liquidating Distributions. In the event the Company is liquidated pursuant to Article X, the assets to be distributed pursuant to Section 10.3 shall be distributed as follows:

(a)           to the payment of all matured debts and liabilities of the Company (including amounts due pursuant to any loan to the Company (including those by Members) and all expenses of the Company incident to any sale or refinancing);

(b)           to the setting up of any reserves which the Liquidator deems reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Company; and

(c)           the balance pro rata to the Members in accordance with their respective Capital Account balances, after making the adjustments for allocations under Article V, up to and including the date of the liquidating distributions.

Section 4.5. Distributions in Kind. In the event that distributions are made in other than cash, such assets distributed first shall be written up or down to their asset Value as of the date of the distribution.

Section 4.6. Tax Withholding. To the extent the Company is required to make any withholding or estimated tax payments to any taxing authority on behalf of a Member, such payment or withholding shall be considered a distribution to the Member on whose behalf such payment or withholding was made. The Company shall reduce the amount of distributions pursuant to this Article IV to such Member for the payment or withholding related to any particular Fiscal Period.

Section 4.7. No Right of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

Section 4.8. Majority Member Redemptions. Notwithstanding anything in this Article IV that requires pro rata Distributions to the Members, the Company may enter into and consummate the Majority Member Redemptions.

ARTICLE V
Allocation of Profits and Losses

Section 5.1. Allocation of Profits and Losses.

(a)           Allocation of Profits. Except as otherwise provided in Sections 5.2 and 5.3, Profits shall be allocated to all the Members, pro rata in accordance with their respective Units.

(b)           Allocation of Losses. Except as otherwise provided in Sections 5.2 and 5.3 hereof, Losses shall be allocated to all Members, pro rata in accordance with their respective Units.

Section 5.2. Regulatory and Curative Allocations. This Agreement shall be deemed to contain provisions relating to “minimum gain chargeback,” “nonrecourse deductions,” “qualified income offset,” “gross income allocations,” and any other provision required to be contained in this Agreement pursuant to the Treasury Regulations promulgated under section 704(b) of the Code (the “Regulatory Allocations”), other than any requirement that a Member be required to contribute to the Company an amount equal to any deficit in the Member’s Capital Account.

No allocation of Loss shall be made to a Member if the allocation would result in a negative balance in the Member’s Capital Account in excess of the Member’s share of the Company’s debt (determined pursuant to Code section 752 and the Treasury Regulations under such section). In the event there is a negative balance in the Member’s Capital Account in excess of the amount(s) set forth above, the Member shall be allocated income and gain in the amount of that excess as quickly as possible. Any Loss that cannot be allocated to a Member pursuant to the restrictions contained in this paragraph shall be allocated to other Members.

The Regulatory Allocations are intended to comply with the Treasury Regulations promulgated under section 704(b) of the Code. The other provisions of this Article V notwithstanding, the Regulatory Allocations shall be taken into account in allocating other Profits, Losses, and items of income, gain, and deduction among the Members so that, to the extent possible, the net amount of the allocations of other Profits, Losses, and other items and the Regulatory Allocations to each Member shall equal the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

Section 5.3. Other Allocation Rules.

(a)           Transfer of Units. If a Member Transfers all or any portion of the Member’s Units pursuant to this Agreement during any Fiscal Period, the Profits (or Losses) allocated to the Members for such Fiscal Period shall be allocated among the Members in proportion to their respective Units from time to time during the Fiscal Period, in accordance with section 706 of the Code, using any convention permitted by law and selected by the Company.

(b)           Determination of Allocable Amounts. The Profits, Losses, or any other items allocable to any Fiscal Period shall be determined on a daily, monthly, or other basis, as determined by the Company, using any permissible method under section 706 of the Code and the Treasury Regulations under that section.

Section 5.4. Tax Allocations.

(a)             Capital Contributions. In accordance with section 704(c) of the Code and the Treasury Regulations under that section, income, gain, loss, and deduction with respect to any contribution to the Company’s capital shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the property’s adjusted basis to the Company for federal income tax purposes and its initial Value.

(b)             Adjustment of Value. If the Value of any Company asset is adjusted, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the asset’s adjusted basis for federal income tax purposes and its Value as so adjusted in the same manner as under section 704(c) of the Code and the Treasury Regulations under that section.

(c)           Elections. Any elections or other decisions relating to the allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intent of this Agreement.

(d)           Imputed Interest. To the extent the Company has interest income or deductions with respect to any obligation of or to a Member pursuant to sections 483, 1271-1288, or 7872 of the Code, the interest income or deductions shall be specially allocated to the Member to whom the obligation relates.

Section 5.5. Units Issued for Services. The tax matters partner shall have the authority to amend this Agreement to the extent necessary and is directed to cause the Company and the Members to elect the safe harbor described in IRS Notice 2005-43 or any related Revenue Procedure or Regulations implementing the rules of the Notice (provided such Notice has not been cancelled, revoked, withdrawn, superseded or been declared or rendered invalid) with respect to all Units transferred in connection with the performance of services while the election remains effective. In addition, the tax matters partner shall have the authority, in his sole discretion, to amend this Agreement to provide that (a) in the event that any Units for which a Code Section 83(b) election is made is later forfeited, the Company shall make forfeiture allocations in the year of the forfeiture; and (b) all material allocations and Capital Account adjustments under this Agreement not pertaining to substantially nonvested Units for which a Code Section 83(b) election has been made are recognized under Code Section 704(b).

ARTICLE VI
Management

Section 6.1. Authority and Powers of the Board of Managers. Except to the extent otherwise provided in this Agreement, the business and affairs of the Company shall be managed by or under the direction of the Board of Managers, and no Member shall have any right or power to take part in the management or control of the Company or its business. Except as such authority may be so limited and except as provided in Section 6.8, the Board of Managers shall have all the powers and responsibilities of a board of directors of a Delaware corporation and shall have full and complete authority to manage the business of the Company, to make all decisions regarding those matters, and to perform all other acts customary or incident to the management of the Company’s business. Members have the right to vote only on those matters expressly set forth in this Agreement or as required by the Act. The Board of Managers shall be elected by the Members in accordance with Section 6.2.

Section 6.2. Composition of the Board of Managers.

(a)           Number and Election of Managers. The Board shall consist of three Managers who shall be elected by Majority Consent of the Members. The initial Managers shall be Joel Quadracci, John Fowler and Robert Kraft. Robert Kraft shall remain as a Manager so long as he is employed by the Company or one of its Subsidiaries.

(b)           Withdrawal of Manager. An individual shall cease to be a Manager upon the earliest to occur of any of the following: (i) the individual’s voluntary resignation from the Board, which shall be effective upon delivery of a written notice from the individual to the Company unless the notice specifies a later effective date; (ii) the individual’s removal by Majority Consent of the Members; (iii) the Manager is deemed to be Disabled with respect to acting as a Manager; (iv) in the case of a Manager who is an employee of the Company, the individual’s employment is terminated for any reason.

(c)           Vacancy. If a Manager ceases to be a Manager for any reason, the remaining Manager or Managers, if any, shall continue to act as such. Upon a Manager ceasing to be such under Section 6.2(b), the Members shall, as promptly as practicable, choose a substitute Manager. If the Company at any time lacks Managers, the Members shall perform the duties of the Board of Managers by the same manner of acting as specified in Section 6.3(a) unless and until the Members appoint a substitute Manager or Managers. The lack of Managers shall not cause a dissolution or termination of the Company.

Section 6.3. Manner of Acting by Board of Managers. Any actions of the Board of Managers shall be taken in the manner set forth below.

(a)           Manner of Acting. The consent or approval of the Board of Managers, or any committee thereof, to any act or failure to act may be given by the affirmative vote of a majority of the Managers at a meeting at which a quorum (as defined in Section 6.3(f)) of the Board of Managers participate in person or by telephone or other electronic means, or in a writing signed by a majority of the Managers.

(b)           Records. The Company shall keep written records of all actions taken by the Board of Managers.

(c)           Chairperson. The Managers shall choose a chairperson to preside at meetings of the Board of Managers. The initial chairperson shall be Joel Quadracci. The chairperson may be changed by the Board of Managers.

(d)           Meetings.

(i)            Regular Meetings. Regular meetings of the Board of Managers shall be held at least quarterly.

(ii)           Special Meetings. Special meetings of the Board of Managers may be called upon the request of any Manager.

(iii)         Place of Meetings. Meetings of the Board of Managers may be held at any place as is agreed upon by the Board of Managers. In the absence of any such specific designation or agreement, meetings of the Board of Managers shall be held at the principal office of the Company. Each Manager shall be permitted to attend any meeting of the Managers (or any committee of Managers) in person or by conference call or other means of communication, which provides such Manager an opportunity to actively participate in such meeting.

(e)           Notice. No regular or special meeting of the Board of Managers may be held and no matter shall be voted upon at a regular or special meeting of the Board of Managers unless prior written notice of the meeting (including the date, time and place thereof) and the matters to be voted on is given to each of the Managers at least 48 hours prior to the time of the meeting. The failure to give such timely notice may be waived before or after a meeting by any Manager not receiving it and a Manager shall be deemed to have waived notice of any matter acted upon at any meeting that the Manager attends or in which the Manager participates unless prior to the vote on the matter the Manager objects to the consideration of the matter because of lack of proper notice. Written records kept pursuant to Section 6.3(b) of a meeting at which a Manager was present, or in which the Manager participated, shall be prima facie evidence that the Manager was duly notified of the matters voted upon at the meeting or that the Manager waived the notice requirement unless the Manager’s objection as required by this Section 6.3(e) is noted in the records. No prior notice shall be required for any action taken by written consent of all the Managers. Two days’ prior notice shall be required for any written consent action taken by less than all of the Managers and such notice shall include a copy of the final form of such written consent action.

(f)            Quorum. At any regular or special meeting of Managers, a majority of the number of Managers shall constitute a quorum of the Board of Managers, but a majority of the Managers present (though less than a quorum) may adjourn a meeting from time to time without further notice.

(g)           Voting. Each Manager shall be entitled to one vote. Managers may appoint proxies to vote in their stead at any meeting or for any consent action and a proxy shall have the number of votes of the Manager(s) appointing the proxy. The appointment of a proxy for a given meeting or consent action shall be in writing delivered to the Company at least 24 hours prior to the time of the meeting or the execution of the consent action.

(i)            Expenses. All reasonable and customary out-of-pocket expenses incurred by the Managers in connection with attending meetings of the Board of Managers shall be paid by the Company or be reimbursed to the Managers by the Company.

(j)            Committees. The Board of Managers may delegate duties to committees as it deems appropriate.

Section 6.4. Compensation of Managers. Unless the Board of Managers determines that the Managers are entitled to compensation from the Company for duties performed as a Manager, no Manager shall be entitled to compensation from the Company for duties performed as a Manager.

Section 6.5. Officers.

(a)           Authority and Number of Officers. The Board of Managers may appoint such Officers and assistant Officers as it deems necessary. If specifically authorized by the Board of Managers, an Officer may appoint one or more Officers or assistant Officers. The same individual may simultaneously hold more than one office in the Company. The authority of the Officers will be as determined by the Board of Managers and all significant actions have to be approved by the Board except to the extent the Board determines otherwise. The Officers shall owe to the Company and the Members the duties of loyalty and due care consistent with the duties that are owed to Delaware corporations and shareholders of Delaware corporations by their officers.

(b)           Appointment and Term of Office. The Officers of the Company which are appointed by the Board of Managers shall be appointed for a term determined by the Board of Managers. If no term is specified, they shall hold office until their successors are appointed or elected or until their prior death, resignation or removal by the Board. The designation of a specified term does not grant to the Officer any contract rights, and the Board of Managers may remove the Officer at any time prior to the termination of the term. Such a removal shall be without prejudice to the contract rights, if any, of the person so removed.

(c)           President. The President shall be the principal executive Officer of the Company and, subject to the control of the Board of Managers, shall in general supervise and control the business and affairs of the Company. The President may sign certificates, deeds, mortgages, bonds, contracts, or other instruments that are necessary to be executed in the course of the Company’s regular business or that the Board of Managers has authorized to be executed, except in cases in which the execution of such instruments shall be expressly delegated by the Board of Managers to some other Officer or agent of the Company, or shall be required by law to be otherwise executed. Except as otherwise provided in this Agreement or as prescribed by the Board of Managers, the President may authorize any Vice-President or other Officer or agent of the Company to sign, execute, and acknowledge such documents or instruments in the President’s place. The President, in general, shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Managers from time to time.

(d)           Vice-Presidents. In the absence of the President or in the event of the President’s death or inability or refusal to act, the Vice-President, if one has been appointed (or in the event that there is more than one, the Vice-Presidents in the order designated by the Board of Managers, or in the absence of designation, then in the order of their appointment), shall perform the duties of the President, and when so acting, shall have all the powers of, and be subject to all the restrictions on, the President. Any Vice- President shall perform such duties as from time to time may be assigned to that Vice-President by the President or the Board of Managers.

(e)           Secretary. The Secretary shall: (i) keep the minutes of the proceedings of the Members and the Board of Managers in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of Section 6.3(e) and 6.7(f); (iii) be custodian of the Company records; (iv) when requested or required, authenticate any Company records; (v) keep a register of each Member’s address; and (vi) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the President or the Board of Managers.

(f)            Treasurer. The Treasurer shall: (i) have charge and custody of and be responsible for all Company funds and securities; (ii) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the Company’s name in such bank, trust company, or other depository as shall be selected by the Board of Managers; and (iii) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by the President or the Board of Managers.

(g)           Assistant Secretaries and Assistant Treasurers. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board of Managers.

Section 6.6. Restrictions on Authority of Officers. The Officers shall not undertake the following actions without the approval of the Board of Managers:

(a)             Sell, convey, assign, transfer or otherwise dispose of all or a substantial portion of the assets of the Company.

(b)             Incur capital expenditures not included in approved budgets in excess of $250,000 in the aggregate during any fiscal year.

(c)             Enter into any personal property lease(s) (including capitalized leases) of property with an aggregate fair market value greater than $250,000 during any fiscal year.

(d)             Incur any real property lease.

(e)             Incur any indebtedness for borrowed money of the Company (other than amounts financed under capitalized leases and amounts borrowed pursuant to the Quad Loan Agreements).

(f)             Make loans on behalf of the Company or cause the Company to guarantee the obligations of others.

(g)             Execute any bond in the Company’s name.

(h)             Enter into any agreement with any (i) Member or any relatives, spouses, siblings or children of a Member, (ii) Affiliate of a Member or (iii) Affiliate of a Member’s relatives, spouses, siblings or children (individually, a “Related Party” and collectively, “Related Parties”).

(i)              Enter into any agreement or commitment with a supplier of the Company requiring payment of an amount in excess of $500,000 in any fiscal year or requiring performance extending over a period of more than two (2) years.

(j)              Enter into an agreement or commitment to provide goods and/or services that is for consideration exceeding 10% of the consolidated revenues of the Company and its Subsidiaries for the prior fiscal year or requiring performance extending over a period more than two (2) years.

(k)           Enter into any employment agreement.

(l)            License any intellectual property owned by the Company.

(m)          Waive any right of the Company under this Agreement or its Certificate.

(n)           Dissolve, liquidate or consolidate or merge with any Person.

(o)           Enter into a new line of business.

(p)           File documents amending the Certificate (or similar document).

(q)           Make any distributions or redeem any equity interest in the Company.

(r)            Issue any equity interest in the Company.

(s)            Acquire any business (whether through the purchase of assets or equity interests) or vote the equity interests owned by the Company.

(t)            Take any action described in (a) – (s) above with respect to or on behalf of any Subsidiary of the Company.

Section 6.7. Rights, Obligations and Meetings of Members.

(a)           Powers of Members. Except for situations in which the approval or consent of the Members is required by this Agreement or the Act, the Members shall not have the power to manage or control the affairs of the Company or to bind or obligate the Company in any manner, and the Members hereby waive any provision of the Act that can be waived by them under the Act.

(b)           Manner of Acting. Except as otherwise provided in this Agreement, the consent of the Members to any act or failure to act may be given by Majority Consent of the Members at a meeting at which a quorum (as defined in Section 6.7(g)) of the Members participate in person or by telephone or other electronic means. Alternatively, the Members may act by Majority Consent by written consent without the need for a meeting.

(c)           Voting. Each Unit shall be entitled to one vote. Unless otherwise provided in this Agreement, actions of the Members shall be taken by Majority Consent.

(d)           Records. The Company shall keep written records of all actions taken by the Members.

(e)           Meetings. Meetings of the Members may be called by the President, by any Manager or by Majority Consent of the Members. Meetings not held by electronic or telephonic means shall be held at the Company’s principal place of business or at such other place as may be agreed to by the Members.

(f)            Notice. No matter shall be voted upon at a meeting of Members unless at least forty-eight (48) hours advance written notice of the meeting is given or such notice is waived in writing by any Member who is entitled to vote and who has not received that notice. A Member shall also be deemed to have waived notice of any meeting that the Member attends or in which the Member participates unless at the beginning of the meeting the Member objects to the meeting because of lack of proper notice. No prior notice shall be required for any action taken by written consent of all of the Members. Two days’ prior notice shall be required for any written consent action taken by less than all of the Members and such notice shall include a copy of the final form of such written consent action.

(g)           Quorum. At any meeting of the Members, Members holding sufficient Units to give Majority Consent to the action taken at any meeting, represented in person or by proxy, shall constitute a quorum of the Members at the meeting. If a quorum is not present at any meeting, holders of a majority of the Units represented at the meeting may adjourn the meeting from time to time without further notice. At any adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

(h)           Proxies. At all meetings of Members, a Member may vote by proxy executed in writing by the Member or by the Member’s duly authorized attorney-in-fact. Proxies shall be filed with the President or the Secretary of the Company before or at the time of the meeting. No proxies shall be valid after six months from the date of execution, unless expressly provided otherwise in the proxy.

Section 6.8. Related Party Transactions and Other Business Activities.

(a)           The Members hereby acknowledge and agree that the Company may from time to time enter into loan agreements and other contracts with Related Parties, so long as such loan agreements or contracts are approved by the Board of Managers. Any Member or other Related Party entering into such loan agreements or contracts shall have no obligation or duty to the other Members or to the Company, fiduciary or otherwise, in connection with or arising out of such loan agreements or contracts, except as specifically set forth in such loan agreements or contracts and such Member or other Related Party may exercise any rights or remedies set forth in such loan agreements or contracts, even if such exercise is not in the best interests of the Company and/or the Members. In addition, those Managers who are also officers of Quad shall have no obligations or duties to the Members or to the Company, fiduciary or otherwise, in connection with or arising out of the Company’s decision to enter into such loan agreements or contracts, the execution thereof and the performance and exercise (or decision not to exercise) any of Quad’s or the Company’s rights and remedies thereunder. A Related Party that is party to a loan agreement or contract with the Company shall have the same rights and obligations with respect to such loan agreement or contract as a Person who is not a

Member.

(b)           The Board of Managers shall devote to the Company such time as deemed necessary for the proper performance of their duties under this Agreement, but the Board of Managers shall not be required to devote their full time or any specific amount of time to the performance of those duties. Unless specifically prohibited herein, in the employment agreement of a Member or in an award agreement granting equity in the Company to a Member, all parties hereto agree that neither the individuals serving on the Board of Managers, the Members nor their respective officers, directors, shareholders, partners, and affiliates, are prohibited or restricted from engaging, independently or with others, in other business ventures of any nature or description (including a business venture that competes with the Company) or entering into any transaction or agreement that constitutes a conflict of interest. Such Managers, Members or their respective officers, directors, shareholders, partners and affiliates shall have no obligations or duties to the other Members or to the Company, fiduciary or otherwise, in connection with or arising out of such ventures or entering into such transactions or agreements. Unless specifically prohibited herein or in the employment agreement of a Member, nothing in this Agreement or otherwise shall be deemed to prohibit any individual serving on the Board of Managers, or the Members or their respective officers, directors, shareholders, partners, and affiliates, from dealing or otherwise engaging in business with Persons transacting business with the Company. Neither the Company, any individual serving on the Board of Managers, nor any Member shall have any right by virtue of this Agreement, or the relationship created by this Agreement, in or to such other ventures or activities, or to the income or proceeds derived from such other ventures or activities, and the pursuit of such ventures shall not be deemed wrongful or improper.

Section 6.9. Exculpation and Indemnification.

(a)           Exculpation. No Officer or Manager shall be liable to any other Officer, Manager, the Company or to any Unitholder for any loss suffered by the Company unless such loss is caused by such Person’s gross negligence, willful misconduct, violation of law, breach of the fiduciary duty of loyalty or breach of this Agreement. The Officers and Managers shall not be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence, willful misconduct, violation of law, breach of the fiduciary duty of loyalty or breach of this Agreement. Any Officer or Manager may consult with counsel and accountants in respect of the Company’s affairs, and provided such Person acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Person shall not be liable for any loss suffered by the Company in reliance thereon. The foregoing notwithstanding, this Section 6.9(a) shall not limit any of the Company’s or any Unitholder’s rights against any Officer or Manager (i) upon termination of employment pursuant to an Employment Agreement or (ii) under the Purchase Agreement for indemnification or otherwise.

(b)           Right to Indemnification. Subject to the limitations and conditions as provided in this Section 6.9, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a

“Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she is or was a Manager or Officer, or while a Manager or Officer is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection with such Proceeding (“Indemnifiable Costs”), if (i) the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the relevant entity, (ii) the Person, with respect to any criminal action or proceeding, had no reasonable cause to believe the Person’s conduct was unlawful and (iii) the act or omission by such Person that is the basis of the claim for indemnification did not constitute gross negligence, willful misconduct, a breach of the fiduciary duty of loyalty, or a breach of this Agreement. Indemnification under this Section 6.9 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 6.9 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.9 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. The Company agrees that any Officer or Manager elected as an officer or manager of New Diversified Mailing Services, LLC or New Electronic Printing Systems, LLC is doing so at the request of the Company for purposes of such Officer’s or Manager’s rights to indemnity described in this Section 6.9(b).

(c)           Advance Payment. Reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 6.9(b) who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of (i) a written certificate affirming such Person’s good faith belief that the Person has not breached or failed to perform the Person’s duties to the Company and that the Person has met the standard for indemnification set forth in Section 6.9(b) and (ii) an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

(d)           Indemnification of Employees and Agents. The Company, by adoption of a resolution of the Board, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Managers and Officers under this Section 6.9.

(e)           Appearance as Witness. Notwithstanding any other provision of this Section 6.9, the Company shall pay or reimburse reasonable out-of-pocket expenses incurred by a Manager or Officer in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

(f)            Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 6.9 shall not be exclusive of any other right which a Manager, Officer or other Person indemnified pursuant to Section 6.9(b) may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, agreement or vote of Unitholders or Managers or otherwise.

(g)           Insurance. The Company shall purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager or Officer of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited ability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Section 6.9.

(h)           Savings Clause. If this Section 6.9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, Officer or any other Person indemnified pursuant to this Section 6.9 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section 6.9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(i)            Procedural Requirements. To seek indemnification, the Manager or Officer shall make a written request to the Company. As a further precondition to any right to receive indemnification, the writing shall contain a declaration that the Company shall have the right to exercise all rights and remedies available to the Manager or Officer against any other Person, arising out of, or related to, the Proceeding that resulted in the Indemnifiable Costs for which the Manager or Officer seeks indemnification, and that the Manager or Officer is deemed to have assigned to the Company all such rights and remedies, provided that the Manager or Officer is actually indemnified by the Company for such Indemnifiable Costs. A Manager or Officer shall promptly notify the Company in writing when he or she has actual knowledge of a Proceeding which may result in a claim of indemnification hereunder, but the failure to do so shall not relieve the Company of any liability to the Manager or Officer unless the Company shall have been materially prejudiced by such failure.

(j)            No Indemnification for Breaches of Agreements. Notwithstanding the provisions set forth, above, in this Section 6.9, neither the Company nor any of its Affiliates shall be obligated to provide any indemnification, payment advancements or any other payments to any Officer, Manager or employee of the Company pursuant to this Section 6.9 relating to any matter that either (i) constitutes a breach by such Officer, Manager or employee of this Agreement or their employment agreement with the Company, (ii) constitutes a breach by the Sellers (as defined in the Purchase Agreement) of the Purchase Agreement, (iii) is subject to indemnification by the Sellers under the Purchase Agreement, or (iv) is subject to a good faith claim by the Company or its Affiliates that such matter is subject to subsections (i), (ii), or (iii), above, but only for so long as such claim remains unresolved. All applicable statutes of limitation and defenses based upon the passage of time will be tolled with respect to any matter subject to subsection (iv) of the preceding sentence and the parties will take such action, if any, as is required to effectuate such tolling.

ARTICLE VII
Transfer of Units

Section 7.1. General Restrictions on Transfers. A Non-Majority Member may not Transfer any Units except in accordance with the terms of this Agreement. Any Transfer, attempted Transfer, or purported Transfer in violation of this Agreement’s terms and conditions other than pursuant to Sections 7.2 or 7.3 or Article VIII, shall be null and void.

Section 7.2. Involuntary Transfer. A Transferor may Transfer all or any number of his Units in an Involuntary Transfer provided that the applicable provisions of this Section 7.2 must be complied with before such Involuntary Transfer will be effective, at which time the Involuntary Transferee will only have the rights provided in Section 7.2(d), absent approval of the Board of Managers to the Involuntary Transferee becoming a Member.

(a)           Notice to Company. The Transferor and the Involuntary Transferee shall each immediately deliver a Notice of Involuntary Transfer to the Company. The Notice of Involuntary Transfer shall constitute an offer to sell to the Company the Units identified in the Notice of Involuntary Transfer for an amount equal to the Fair Market Value of such Units.

(b)           Option to Purchase. Within the ninety (90) day period commencing on the date of the receipt of the Notice of Involuntary Transfer, the Company shall either reject the offer or accept the offer by written notice to the Involuntary Transferee during the ninety (90) day period.

(c)           Failure to Exercise. If the Company does not accept the offer pursuant to Section 7.2(b) or fails through no fault of the Transferor or Involuntary Transferee to close the purchase and sale by the Company of the Units identified in the Notice of Involuntary Transfer within the applicable time period established therefor, the Involuntary Transfer shall become effective and, subject to Section 7.2(d), the Involuntary Transferee shall be subject to the rights and restrictions set forth in this Article VII, and any subsequent Transfer by the Involuntary Transferee shall be subject to the provisions hereof.

(d)           Effect of Involuntary Transfer. Unless and until an Involuntary Transferee is admitted as a Member by the Board of Managers, an Involuntary Transferee

shall only be entitled to the share of distributions, profits or other compensation by way of income or return of contributions to which the Transferor would have been entitled under this Agreement. The Involuntary Transferee shall have no right to participate in the business or management of the Company, shall have no right to become a Member, shall have no right to any information or accounting to the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement. Any subsequent Transfer by the Involuntary Transferee shall be subject to the provisions hereof. The Board of Managers in their sole and absolute discretion may refuse to admit any Involuntary Transferee as a Member for any reason or for no reason whatsoever.

Section 7.3. Marital or Community Property and Divorce.

(a)           Marital or Community Property Rights. Subject to the following sentence, an Involuntary Transfer shall include the acquisition of any interest in Units by the spouse of a Member or the spouse of a Transferee as a result of (1) community or marital property laws including community or marital property, deferred marital property, or augmented marital property, or (2) a property division or other award or Transfer upon dissolution of marriage. The creation of an interest in Units by operation of any applicable community or marital property law shall not be deemed an Involuntary Transfer so long as, and only so long as, the Units in which an interest is created continue to satisfy the following two conditions:

(i)            The Units are registered in the name of the Member or Transferee; and

(ii)           The Units are controlled by the Member or Transferee including, without limitation, the sole and exclusive right to vote the Units.

(b)           Involuntary Transfer. Except as set forth in the following sentence, if the conditions set forth in either Section 7.3(a)(i) or Section 7.3(a)(ii) cease to be satisfied for any reason other than due to a voluntary action by the Member or Transferee (including without limitation the death of the spouse of a Member or the spouse of a Transferee or the dissolution of the marriage), the resulting Transfer shall immediately be considered, with no further action on behalf of the Company or any of its Members, an Involuntary Transfer subject to the provisions of Section 7.2. If the conditions set forth in either Section 7.3(a)(i) or Section 7.3(a)(ii) cease to be satisfied due to a voluntary action by the Member or Transferee, such voluntary action shall be considered a Transfer in violation of this Agreement under Section 7.1 and shall be null and void.

Section 7.4. Tag-Along/Drag-Along Rights.

(a)           Tag-Along Rights. Notwithstanding the restrictions set forth in Section 7.1, if the Majority Member (which term, as used in this Section 7.4, shall include all Affiliates of the Majority Member other than the Company) seeks to sell, in one or a series of related transactions, any issued and outstanding Units to an Unrelated Purchaser(s) (a “Disposition”) and the Majority Member does not invoke its drag-along rights set forth in Section 7.4(b), then the provisions of this Section 7.4(a) shall apply. The Majority Member shall deliver to the other Members written notice of such sale at least thirty (30) days prior to the closing of such sale, which notice shall state the number of Units to be Transferred, the proposed price per Unit, the name and address of the proposed Transferee and a summary of the other terms and conditions of the proposed Transfer that is sufficiently detailed in order to allow such other Members (“Non-Selling Members”) reasonably to consider the exercise of their various rights set forth in this Section 7.4(a) (the “Disposition Notice”), and the following provisions shall apply:

(i)                                     Each Non-Selling Member is hereby given the right and option, to be exercised by written notice to the Majority Member and the Company, within thirty (30) days after its receipt of the Disposition Notice, to sell to the Unrelated Purchaser(s), on the same terms and conditions as are applicable to the Majority Member, a pro rata number of its Units, calculated by multiplying the number of Units owned by such Non-Selling Member by a fraction, the numerator of which shall equal the number of Units being sold by the Majority Member and the denominator of which shall equal the number of Units owned by the Majority Member. The price per Unit at which the Non-Selling Members may participate shall equal the price per Unit received by the Majority Member.

(ii)                                  If any Non-Selling Member gives notice of its election to sell, it shall be obligated to sell the Units specified in its notice upon the terms and subject to the conditions specified in this Section 7.4(a) to the proposed purchaser, conditional upon the closing of the Disposition.

(iii)                               For purposes hereof, an “Unrelated Purchaser(s)” shall mean any person or entity other than (A) a Related Party or (B) the Company.

(b)                            Drag-along Rights. In the event the Majority Member desires to Transfer Units in a Disposition, the Majority Member shall have the option, exercisable by providing notice in the Disposition Notice, to require all, but not less than all, Non-Selling Members to sell a pro rata number of their Units (calculated as set forth in Section 7.4(a)(i)) to the proposed purchaser, on the same terms and conditions as are applicable to the Majority Member, including with respect to indemnity terms, representations and warranties to be given and all other matters; provided, however, that it no event may a Non-Selling Member be required to either accept any consideration other than cash for such Non-Selling Member’s Units or provide indemnification to the proposed purchaser in an amount in excess of the net cash proceeds paid to such Non-Selling Member in connection with the Disposition. The price per Unit shall be determined using the method set forth in Section 7.4(a)(i). The closing of such sale by the Non-Selling Members shall occur simultaneously with the closing of the sale by the Majority Member.

Section 7.5. Time and Place of Closing. The closing of any Transfer pursuant to this Article VII (except any Transfer pursuant to Section 7.4) shall occur at such location and on such day as the parties shall agree, but not more than forty-five (45) days after the latest date on which the Company duly notifies the Transferor that it has accepted or is deemed to have rejected the option to purchase. The Transferee shall notify the Transferor and the Company in writing of the exact date and time of closing at least ten (10) days prior to the date of closing.

Section 7.6. Transfer and Payment of Purchase Price. At the closing of any Transfer pursuant to this Article VII, the Transferor shall deliver to the Transferees the Units that are subject to the Transfer free and clear of any liens, security interests, encumbrances, charges, marital or community property interests, or other restrictions (other than those created pursuant to this Agreement), together with all such instruments or documents of conveyance as shall be reasonably required by the Transferee in connection with the Transfer. Except as otherwise provided by the terms of a transaction pursuant to Section 7.4, the purchase price for the Units shall be paid in cash at closing.

Section 7.7. Specific Performance. The parties declare that it may be impossible to measure in money the damages that will accrue to any party by reason of a failure to perform any of the obligations under this Article VII, and the parties agree that this Article VII shall be specifically enforced. Therefore, if any Member or Transferee institutes any action or proceeding to enforce the provisions of this Article VII, any Person, including the Company, against whom the action or proceeding is brought waives the claim or defense that the party has or may have an adequate remedy at law. The Person shall not urge in any such action or proceeding the claim or defense that the remedy at law exists, and the Person shall consent to the remedy of specific performance of this Agreement.

Section 7.8. Absolute Restrictions on Transfers. No Transfer of a Unit may be made if in the opinion of counsel for the Company, such Transfer would violate state or federal securities laws.

ARTICLE VIII
Put and Call Rights

Section 8.1. Put Right of Individual Members.

(a)                                  Put Right. With respect to each Individual Member, for a period of forty-five (45) days beginning on the earlier of (i) the Fifth Anniversary or (ii) the death or Disability of such Individual Member (the “Put Option Period”), such Individual Member (or his or her estate or personal representative) shall have the right and option (but not the obligation) to require the Company to purchase all, but not less than all, of such Individual Member’s Units. The Individual Member (or his or her estate or personal representative) may exercise the option granted pursuant to this Section 8.1(a) upon written notice to the Company delivered during the Put Option Period. If such option is exercised, the Company shall be obligated to purchase and the Individual Member (or his or her estate or personal representative) shall be obligated to sell, all, but not less than all, of such Individual Member’s Units. The purchase price for the Units sold pursuant to this Section 8.1(a) shall be the Fair Market Value of such Units and shall be paid in cash at the closing.

(b)                                 Limitations on Put Rights. The Company’s obligation to purchase an Individual Member’s Units pursuant to Section 8.1(a) shall be limited to the number of Units that can be purchased without causing the Company to become insolvent (as defined under applicable law), or to violate any covenants under any credit facility or other agreement to which the Company is a party, upon the closing of such purchase obligation (as reasonably determined by the Board of Managers). Notwithstanding the foregoing, if an Initial Individual Member’s estate or personal representative is exercising the put rights under Section 8.1(a) due to such Initial Individual Member’s death, the Majority Member will purchase the Initial Individual Member’s Units on the same terms as the Company would be obligated to do so in the event that such purchase by the Company would violate the limitations set forth in this Section 8.1(b).

Section 8.2. Call Rights of Company.

(a)                                 Call Right. With respect to each Individual Member, (i) for a period of forty-five (45) days after the Fifth Anniversary and (ii) for a period of forty-five (45) days after the date the Individual Member is no longer employed by the Company (regardless of the reason) (the “Call Option Period”), the Company shall have the right and option (but not the obligation) to purchase all, but not less than all, of such Individual Member’s Units and any Units owned by any Involuntary Transferee of such Individual Member (collectively with the Individual Member, the “Terminating Members”) that were transferred to them by the Individual Member (collectively, the “Terminating Member’s Units”). The Company may exercise the option granted pursuant to this Section 8.2 upon written notice to the applicable Terminating Members delivered during the Call Option Period. If such option is exercised, the Terminating Members shall be obligated to sell and the Company shall be obligated to purchase, all, but not less than all, of the Terminating Member’s Units. The purchase price for the Units sold pursuant to this Section 8.2 shall be the Fair Market Value of such Units and shall be paid in cash at the closing.

(b)                            Lookback. In the event that, during the six (6) month period following the exercise by the Company of its call rights described in subsection (a)(ii) above in connection with the termination of employment of an Initial Individual Member by the Company without Cause (as defined in such Initial Individual Member’s Employment Agreement), either Units are sold in a Disposition or the Company sells all or substantially all of its assets and distributes the proceeds thereof to the Members (an “Asset Sale Distribution”), then the Company shall pay to such Initial Individual Member, in connection with the closing of such Disposition transaction or Asset Sale Distribution, an amount equal to the difference (if item (1), below, is less than item (2), below) between (1) the amount such Initial Individual Member received for such Initial Individual Member’s Units as a result of the Company’s purchase thereof pursuant to subsection (a)(ii), and (2) the amount such Initial Individual Member would have received had such Initial Individual Member either sold such Units in the Disposition or held them on the date of the Asset Sale Distribution.

Section 8.3. Time and Place of Closing. The closing of any Transfer upon the exercise of an option provided by Sections 8.1 and 8.2 shall occur at the Company’s principal office on such day as the Board of Managers shall select; provided, however, the closing shall occur not less than thirty (30) nor more than sixty (60) days after the determination of the Fair Market Value of the subject Units. The Company shall notify the sellers in writing of the exact date and time of closing at least twenty (20) days prior to the date of closing.

Section 8.4. Transfer of Units. At the closing of any Transfer upon the exercise of an option provided by Sections 8.1 or 8.2, the seller (or his or her estate or personal representative) shall deliver to the Company the Units (or the seller’s interest in the Units) that are subject to the Transfer free and clear of any liens, security interests, encumbrances, charges, marital or community property interests, or other restrictions (other than those created pursuant to this Agreement), together with all such instruments or documents of conveyance as shall be reasonably required by the purchaser in connection with the Transfer; provided that under no circumstances will the seller (or his or her estate or personal representative) be required to provide any indemnities or make any representations or warranties in connection with such Transfer other than customary representations and warranties regarding the Units to be Transferred (but specifically excluding representations and warranties regarding the business of the Company).

ARTICLE IX
Noncompetition; Confidentiality; Inventions and Patents

Section 9.1. Noncompetition, Non-Solicitation and Non-Interference.

(a)                                 Each Initial Individual Member agrees that, during the period that he is employed by the Company (the “Employment Period”), such Initial Individual Member shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business located or conducted within the counties in the United States of America in which the Company has performed, produced, marketed or sold products or services, which is engaged, directly or indirectly, in the direct marketing or direct mail business or any other business that the Company and/or its Subsidiaries proposes to engage in or contemplates engaging in during the Employment Period.

(b)                                 Each Initial Individual Member agrees that, during the Noncompete Period (if any), such Initial Individual Member shall not, in any capacity that requires such Initial Individual Member to provide, in any material respect, services, advice, and/or consultation similar to the services, advice and/or consultation he provided on behalf of the Company or any of its Subsidiaries during the Reference Period, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or engage in any business located or conducted within the counties of the United States of America in which the Company has performed, produced, marketed or sold products during the Reference Period, which is engaged, directly or indirectly, in the direct marketing or direct mail business or any other business that the Company and/or its Subsidiaries proposes to engage in or contemplates engaging in during the Employment Period.

(c)                             Nothing herein shall prohibit an Initial Individual Member from being a passive owner of not more than two percent (2%) of the outstanding securities of any class of a corporation which is publicly traded, so long as such Initial Individual Member has no active participation in the business of any such corporation.

(d)                            During the Employment Period and the Noncompete Period (if any), each Initial Individual Member agrees that he shall not directly or indirectly through another Person solicit or attempt to solicit, induce or attempt to induce any employee, consultant, agent, independent contractor or any other Person otherwise engaged in a services or business relationship (including, but not limited to, any customer, supplier, licensee, licensor or franchisee) with the Company or any of its Subsidiaries to leave the employ of or terminate or otherwise adversely alter such Person’s relationship with the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any such Person.

(e)                             During the Employment Period, each Initial Individual Member agrees that he shall not directly or indirectly through another Person acquire or attempt to acquire any business in the United States of America to which the Company or any of its Subsidiaries has made an acquisition proposal relating to the possible acquisition of such business (an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person (other than the Company or any of its Subsidiaries).

(f)                              During the Noncompete Period (if any), each Initial Individual Member agrees that he shall not directly or indirectly through another Person acquire or attempt to acquire any business in the United States of America to which the Company or any of its Subsidiaries has made an acquisition proposal during the Reference Period relating to the possible acquisition of such business and with which the Company or any of its Subsidiaries is in active discussions or which the Company or any of its Subsidiaries is still considering pursuing (“Reference Period Acquisition Target”) or take any action to induce or attempt to induce any Reference Period Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person (other than the Company or any of its Subsidiaries).

Section 9.2. Confidentiality. Each Initial Individual Member agrees that during his Employment Period, he shall keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use any Confidential Information or Trade Secret Information, except for use in such Initial Individual Member’s regular authorized duties on behalf of the Company and its Subsidiaries. After the termination, for whatever reason, of an Initial Individual Member’s Employment Period, such Initial Individual Member agrees to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use any Trade Secret Information, and shall take all necessary and appropriate steps to safeguard the Trade Secret Information and protect it against disclosure, misappropriation, misuse, loss and theft. Until the later of the second anniversary of the termination, for whatever reason, of an Initial Individual Member’s Employment Period or the time when such Initial Individual Member ceases to be a Member, such Initial Individual Member agrees to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use any Confidential Information. Each Initial Individual Member acknowledges and agrees that all documents and other property including or reflecting Confidential Information or Trade Secret Information furnished to such Initial Individual Member by the Company, its Subsidiaries, their predecessors, or Quad, or otherwise acquired or developed by the Company, its Subsidiaries, their predecessors, Quad or such Initial Individual Member or known by such Initial Individual Member shall at all times be the sole and exclusive property of the Company, its Subsidiaries, their predecessors and Quad. During an Initial Individual Member’s Employment Period and until the later of the second anniversary of the termination, for whatever reason, thereof or the time when such Initial Individual Member ceases to be a Member, such Initial Individual Member shall take all necessary and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misappropriation, misuse, loss and theft. Each Initial Individual Member shall deliver to the Company at the termination, for whatever reason, of his Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Trade Secret Information, Work Product or the business of the Company, its Subsidiaries, their predecessors or Quad which such Initial Individual Member may then possess or have under such Initial Individual Member’s control and shall erase all embodiments of the Confidential Information and Trade Secret Information from all storage devices. If an Initial Individual Member is required to disclose Confidential Information or Trade Secret Information pursuant to any applicable law or court order, (i) such Initial Individual Member shall provide the Company with prior written notice of the requirement for disclosure that details the Confidential Information and/or Trade Secret Information to be disclosed and shall cooperate with the Company to preserve the confidentiality of such information to the extent possible, and (ii) any disclosure made in compliance with the provisions of clause (i) shall not be a breach of this Section 9.2. The parties hereto agree that nothing contained in this Agreement shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides the Company, its Subsidiaries, their predecessors or Quad with greater protection or protection for a longer duration than that provided in this Section 9.2.

Section 9.3. Inventions and Patents.

(a)                                 Each Initial Individual Member acknowledges that all Work Product is, and will be, the exclusive property of the Company. Each Initial Individual Member hereby assigns and agrees to assign all right, title and interest in and to all Work Product to the Company. Any copyrightable works that fall within Work Product will be deemed “works made for hire” under Section 201(b) of the United States Copyright Act of 1976, and the Company shall own all of the rights comprised in the copyright therein; provided, however, that to the extent such works may not, by operation of law or otherwise, constitute “works made for hire,” such Initial Individual Member hereby assigns and agrees to assign to the Company all right, title and interest therein.

(b)                                 Each Initial Individual Member shall promptly and fully disclose all Work Product to the Company and shall cooperate and perform at the expense of the Company all actions reasonably requested by the Company (whether during or after the Employment Period) to establish, confirm and protect the Company’s right, title and interest in such Work Product. Without limiting the generality of the foregoing, each

Initial Individual Member agrees to assist the Company, at the Company’s expense, to secure the Company’s rights in the Work Product in any and all countries, including the execution of all applications and all other instruments and documents which the Company shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Work Product. If the Company is unable because of an Initial Individual Member’s mental or physical incapacity or for any other reason (including such Initial Individual Member’s refusal to do so after request therefor is made by the Company) to secure an Initial Individual Member’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company pursuant to Section 9.3(a), then such Initial Individual Member hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as such Initial Individual Member’s agent and attorney-in-fact to act for and in such Initial Individual Member’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by such Initial Individual Member. Each Initial Individual Member agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company.

Section 9.4. Remedies of the Company and Quad. Each Initial Individual Member recognizes that irreparable injury may result to the Company and Quad in the event of a breach by him of the restrictions imposed by this Article IX and that his acceptance of such restrictions was a material factor in the Company’s and Quad’s decision to enter into this Agreement and the Purchase Agreement. In the event an Initial Individual Member shall engage or threaten to engage in any act in violation of the provisions of this Article IX, then the Company and Quad shall be entitled, in addition to such other remedies and damages as may be available to it, to an injunction prohibiting such Initial Individual Member from engaging in such acts and reimbursement for all legal fees and costs incurred to enforce this Agreement.

Section 9.5. Additional Acknowledgements. Each Initial Individual Member agrees and acknowledges that the restrictions contained in Sections 9.1, 9.2 and 9.3 do not preclude such Initial Individual Member from earning a livelihood, nor do they unreasonably impose limitations on such Initial Individual Member’s ability to earn a living. In addition, each Initial Individual Member acknowledges (x) that the business of the Company and its Subsidiaries will be national in scope and without geographical limitation, (y) notwithstanding the state of incorporation/organization or principal office of the Company or any of its Subsidiaries, or any of their respective executives or employees (including such Initial Individual Member), it is expected that the Company and its Subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States of America, and (z) as part of his responsibilities, such Initial Individual Member will be traveling around the United States of America in furtherance of the Company’s business and its relationships. Each Initial Individual Member agrees and acknowledges that the potential harm to the Company and its Subsidiaries of the non-enforcement of Sections 9.1, 9.2 and 9.3 outweighs any potential harm to such Initial Individual Member of its enforcement by injunction or otherwise. Each Initial Individual Member acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon such Initial Individual Member by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future. Each Initial Individual Member expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

ARTICLE X
Dissolution and Liquidation

Section 10.1. Events Causing Dissolution. The Company shall be dissolved only upon the happening of any Dissolution Event.

Section 10.2. Termination. Dissolution of the Company shall be effective on the date on which the Dissolution Event occurs but the Company shall not terminate until Articles of Dissolution have been duly filed under the Act, the affairs of the Company have been wound up, and the assets of the Company have been Distributed as provided in Section 10.3. Notwithstanding the dissolution of the Company, prior to the liquidation and termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

Section 10.3. Liquidation. The Members shall appoint a liquidator of the Company (the “Liquidator”) who may, but need not be, a Member. The Liquidator shall have all authority that is necessary or appropriate to the winding up and liquidation of the Company, and the Liquidator shall proceed with the winding up and liquidation of the Company by applying and distributing its assets pursuant to Section 4.4. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidator to minimize any losses resulting from the liquidation.

Section 10.4. Filing and Notice. The Liquidator shall promptly, upon his appointment, execute and file on behalf of the Company all documents necessary to effect such dissolution.

Section 10.5. Distributions In Kind. If any assets of the Company are to be Distributed in kind, such assets shall be Distributed on the basis of their Value, and any Member entitled to an interest in such assets shall receive such interest therein as a tenant-in-common with all other Members so entitled.

Section 10.6. Limitation on Liability. Each holder of Units shall look solely to the assets of the Company for all Distributions from the Company and the return of its Capital Contribution thereto and, except as otherwise agreed, shall have no recourse (upon dissolution or otherwise) against any other Members or any of their affiliates for such Distributions or Capital Contributions.

ARTICLE XI
Books, Records, and Reports

Section 11.1. Books and Records. The Company’s books and records shall be maintained at the Company’s principal office or at any other place designated by the Board of Managers and shall be available for inspection and copying by any Member or any Member’s duly authorized representative(s), at the Member’s own expense, during normal business hours.

Section 11.2. Reports. The Company shall prepare or cause to be prepared and distributed to the Members all information relating to the Company that is necessary for the preparation of the Members’ federal income tax returns.

Section 11.3 Tax Returns and Elections. The Board of Managers shall cause to be prepared and shall file on or before the due date (or any extension of the due date) any federal, state, or local tax returns required to be filed by the Company. The Board of Managers shall cause the Company to pay any taxes payable by the Company out of Company funds. Except as otherwise determined by the Board of Managers, the Majority Member shall serve as the Company’s “tax matters partner” as defined in the Code. The Board of Managers shall have the sole discretion and authority to make or revoke any elections on behalf of the Company for tax purposes.

ARTICLE XII
Miscellaneous

Section 12.1. Amendments to Agreement; Notice. No amendment or modification of this Agreement shall be valid unless approved by Majority Consent of the Members. The foregoing notwithstanding, (a) any amendment to Sections 2.2, 2.4, 2.5, 2.6, 4.1, 4.2, 5.1 or 6.9 or to Articles VII, VIII or IX shall require the Supermajority Consent of the Members, (b) any amendment to Section 6.2(a) shall require the consent of Robert W. Kraft for so long as he is employed by the Company or one of its Subsidiaries, and (c) any amendment to Articles III, IV or V (other than Sections 4.1, 4.2 or 5.1, which are subject to clause (a), or Section 5.5) shall require the Supermajority Consent of the Members if such amendment applies to or affects any Initial Individual Member differently than the Majority Member. Any written notice, offer, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to be given and received in all respects (i) when personally delivered, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) one (1) day following deposit with a reputable overnight courier service, specifying next day delivery, with written verification of receipt at the recipient’s address, or (iv) three (3) days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt requested, in each case addressed to the address of the Company set forth on the signature page hereto and the addresses of the other parties set forth on Schedule 1. Any Member may change its address for purposes of this Agreement by giving written notice of such change to the Company and the other Members, in the manner herein before provided for the giving of notices.

Section 12.2. Entire Agreement. This Agreement and any agreements entered into in connection herewith constitute the entire agreement of the Members. All prior agreements among the Members, whether written or oral, are merged herein and shall be of no force or effect.

Section 12.3. Headings. Section headings are for description purposes only and shall not control or alter the meaning of the Agreement as set forth in the text.

Section 12.4. Construction. Whenever the singular is used herein, the same shall include the plural; and the neuter, masculine and feminine genders shall include each other.

Section 12.5. Binding Provisions. The agreements and covenants contained in this Agreement inure solely to the benefit of the parties to this Agreement. The agreements and covenants contained in this Agreement shall be binding on the heirs, executors, administrators, personal representatives, successors, and permitted assigns of the respective parties to this Agreement. The foregoing notwithstanding, except as provided herein, no Non-Majority Member may assign, transfer or hypothecate any rights or obligations hereunder, in whole or in part, whether by sale of assets, operation of law or otherwise, without the prior written consent of the Majority Member.

Section 12.6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to the principles of conflicts of laws.

Section 12.7. Severability. If any covenant, condition, term or provision of this Agreement is found to be illegal, or if the application thereof to any Person or in any circumstance shall to any extent be judicially determined to be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, condition, term or provision to Persons or in circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and the application of each covenant, condition, term or provision to Persons or in circumstances other than those which is held invalid or unenforceable, shall not be affected thereby, and each covenant, condition, term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Further, there shall be substituted for such illegal, invalid or unenforceable term or provision such terms as are legal, valid, and enforceable and which correspond most closely to the intent of the Members as expressed herein.

Section 12.8. Signatures. This Agreement may be executed in counterparts, all of which taken together shall constitute the same agreement. This Agreement, and any other agreements, instruments, documents or writings entered into in connection herewith may be executed by facsimile.

Section 12.9. Survival. Notwithstanding the termination of this Agreement with respect to a Member, such Member will continue to be bound by those terms that would by their nature survive such termination, including without limitation those concerning noncompetition, confidentiality and inventions and patents contained in Article IX.

Section 12.10. Securities Representations. Each of the Initial Individual Members who is acquiring Closing Date Units, as to himself only, makes the following representations and warranties to the Company as of the date of this Agreement as a material inducement to the Company’s willingness to issue the Closing Date Units:

(a)           Such Initial Individual Member is acquiring the Closing Date Units for his own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws, and will not dispose of the Closing Date Units in contravention of the Securities Act or any applicable state securities laws.

(b)           Such Initial Individual Member is an “accredited investor” within the meaning of Regulation D under Securites Act, and, accordingly, is sophisticated in financial matters, is able to evaluate the risks and benefits of the investment in the Closing Date Units to be acquired by such Initial Individual Member pursuant to this Agreement and is able to bear the economic risk of his investment in the Closing Date Units to be so acquired pursuant to this Agreement for an indefinite period of time.

(c)           Such Initial Individual Member acknowledges that the Closing Date Units have not been registered under the Securities Act, and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(d)           The representatives of such Initial Individual Member have had an opportunity to ask questions and receive answers concerning the terms and conditions of the acquisition of the Closing Date Units and have had full access to such other information concerning the Company as they have requested.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Operating Agreement as of the date set forth above.

COMPANY:

Openfirst, LLC

By:	/s/ Robert W. Kraft
Name:	Robert W. Kraft
Title:	President and CEO

MEMBERS:

/s/ Robert Kraft
Robert Kraft

/s/ Richard Zagorski
Richard Zagorski

/s/ Scott Kossoris
Scott Kossoris

/s/ Chuck Olszewski
Chuck Olszewski

/s/ Nick Grimaldi
Nick Grimaldi

Quad/Graphics, Inc.

By:	/s/ John C. Fowler
Name:	John C. Fowler
Title:	Senior Vice President of Finance & Chief Financial Officer

By:	/s/ Joel Quadracci
Name:	Joel Quadracci
Title:	President and Chief Executive Officer

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below or in the section referenced below, and any derivatives of the terms shall have correlative meanings:

Acquisition Target	Section 9.1 (e)
Annual Tax Distribution	Section 4.1
Asset Sale Distribution	Section 8.2 (b)
Call Option Period	Section 8.2 (a)
Closing Date Capital Contribution	Section 2.1
Closing Date Units	Section 2.1
Company	Introduction
Contributing Member	Section 2.4 (b)
Disposition	Section 7.4(a)
Disposition Notice	Section 7.4 (a)
Employment Period	Section 9.1 (a)
Equity-Based Incentive Plan	Section 2.6
Holdings	Recitals
Indemnifiable Costs	Section 6.9(b)
Initial Individual Members	Recitals
Liquidator	Section 10.3
Non-Selling Members	Section 7.4 (a)
Original Operating Agreement	Recitals
Plan Cap	Section 2.6
Proceeding	Section 6.9 (b)
Purchase Agreement	Recitals
Purchase Option Period	Section 2.4 (e)
Put Option Period	Section 8.1 (a)
Quad	Recitals
Reference Period Acquisition Target	Section 9.1 (f)
Regulatory Allocations	Section 5.2
Related Parties	Section 6.6 (h)
Securities Act	Section 12.10 (a)

Ex. A - 1

Terminating Member’s Units	Section 8.2 (a)
Terminating Members	Section 8.2 (a)
Unrelated Purchaser(s)	Section 7.4 (a) (iii)

Act means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq., as it may be amended from time to time, and any successor to the Act.

Active Target means a company or a division of a company which either the Company or any of its Subsidiaries has spent a significant amount of time investigating as a possible investment or acquisition candidate.

Affiliate means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

Agreement means this Amended and Restated Operating Agreement of the Company.

Board of Managers or Board means the Persons elected as managers of the Company pursuant to Section 6.2 of this Agreement.

Capital Account means the account established and maintained for each Member pursuant to Article III of this Agreement.

Capital Contributions means the amount of cash paid and the Value of property, services rendered, or promissory notes or other written obligations contributed to the Company by any Member with respect to its Units.

Certificate means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware.

Closing means the consummation of the transactions contemplated by the Purchase Agreement.

Code means the Internal Revenue Code of 1986, as amended (or any corresponding provisions of succeeding law).

Confidential Information means all non-Trade Secret Information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is or was disclosed to, or developed or learned by, an Initial Individual Member in connection with such Initial Individual Member’s relationship with the Company, Quad or any of their respective Subsidiaries or any of their predecessors prior to the date hereof or during the Employment Period and that relates to the actual or anticipated business, products, services, financing, research or development of the Company, Quad or any of their respective Subsidiaries or any of their predecessors or any of their respective suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific

Ex. A - 2

contractual arrangements with, information about and confidential and proprietary information of any of the Company’s, Quad’s or any of their respective Subsidiaries’ or any of their predecessors’ suppliers, distributors and customers; (iii) compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) Acquisition Targets and Active Targets. Confidential Information shall not include information that (a) is or becomes publicly known through no wrongful act or breach of obligation of confidentiality; (b) was rightfully received by such Initial Individual Member from a third party (other than any of the Company’s, Quad’s or any of their respective Subsidiaries’ or any of their predecessors’ suppliers, distributors or customers) without a breach of any obligation of confidentiality by such third party known to such Initial Individual Member; or (c) was known to such Initial Individual Member prior to his employment with any of the predecessors of the Company.

Depreciation means for each Fiscal Period of the Company, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Period under the Code, except that if the Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such Fiscal Period, Depreciation shall be an amount that bears the same ratio to such beginning Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for Federal income tax purposes of an asset at the beginning of such Fiscal Period is zero, Depreciation shall be determined with reference to such beginning Value using any reasonable method selected by the Company consistent with the purpose and intent of the Agreement.

Disability/Disabled means, for each Initial Individual Member, the meaning given in such Initial Individual Member’s Employment Agreement.

Dissolution Event means (i) the sale or other disposition of all or substantially all the assets of the Company; (ii) the decision of the Members by Majority Consent to dissolve the Company; or (iii) the happening of any other event causing the dissolution of the Company under the Act.

Distribute means the Company’s act of making a Distribution.

Distribution means the aggregate amount of any payment pursuant to Article IV of this Agreement to Members with respect to Units of cash, property, or promissory notes or other obligations to provide cash or property or to perform services, in each case at its Value (which term shall include, for purposes of clarity, any redemption of Units by the Company other than pursuant to a Majority Member Redemption or Section 8.1 and 8.2).

Employment Agreement means any employment agreement entered into by the Company with any Initial Individual Member.

Ex. A - 3

Fair Market Value means the Fair Market Value of the Units being sold as determined in good faith by the selling and purchasing parties, or if they cannot agree, as determined by an appraiser selected by the Company and reasonably acceptable to the selling and purchasing parties. For purposes of an appraisal, the Fair Market Value of the Units will mean the price that an unaffiliated buyer would be willing to pay for the Units, with neither the buyer nor the seller under compulsion to buy or sell, determined as if the Company were being sold as a going concern (free and clear of all liens, claims and other encumbrances) in an arm’s-length transaction. In appraising the Units, the appraiser shall not apply a minority discount, but may apply a lack of marketability discount as he deems appropriate. The purchasing parties and selling parties will share the cost of any appraisal equally.

Fifth Anniversary means July 6, 2011.

Fiscal Period means any 12-month period ending on December 31 or any portion of such period for which the Company is required to allocate Profits, Losses, and other items of income, gain, loss, or deduction for federal income tax purposes.

Individual Member means each of the Initial Individual Members and each other Person who is admitted as a Member to the Company as the result of his or her participation in the Equity-Based Incentive Plan.

Involuntary Transfer means any Transfer by operation of law or any transaction, proceeding or action (other than by death of a Member) by or in which a Member would, but for the provisions of Section 7.2 of this Agreement, be involuntarily deprived or divested of any right, title or interest in or to any Units, including, without limitation, any foreclosure of a security interest in such Units, seizure under levy of attachment or execution, a Transfer in connection with a bankruptcy or other court proceeding to a trustee in bankruptcy or receiver or other officer or agency, or any Transfer to a state or to a public office or agency pursuant to any statute pertaining to escheat or abandoned property or forfeiture.

Involuntary Transferee means any creditor, receiver, trust or trustee, estate, beneficiary, or other Person to whom Units are Transferred pursuant to Section 7.2 of this Agreement.

Majority Consent means, with respect to the Members, a vote or consent of Members holding more than fifty percent (50%) of the Units then outstanding.

Majority Member means Quad/Graphics, Inc. and/or its successors and/or assigns.

Majority Member Contribution means the Capital Contribution by Quad to the Company of the business that Quad reasonably determines to be its direct mail business (“Quad’s DM Business”).

Majority Member Redemption means any redemption by the Company of Units owned by the Majority Member using the funds from the Term Loan, provided such redemption is (i) effected within sixty (60) days of the date of the Purchase Agreement at the same price per Unit as was paid by the Majority Member for the Units pursuant to the Purchase

Ex. A - 4

Agreement, (ii) effected in connection with the Majority Member Contribution at the same price per Unit as was ascribed to the Units based on the Value of Quad’s DM Business calculated as described in Section 2.4 (d), or (iii) effected at a price per Unit equal to the fair market value as, reasonably determined by unanimous consent of the Board.

Member means the Persons signing this Agreement and any additional Person who is admitted as a Member to the Company in accordance with this Agreement, until such time as the Person no longer owns any Units or is otherwise no longer a Member in accordance with this Agreement.

Noncompete Period means (a) with respect to an Initial Individual Member whose Units are purchased pursuant to Section 8.1(a)(ii) or Section 8.2(a)(ii), the two (2) year period following the Separation Date and (b) with respect to an Initial Individual Member whose Units are purchased pursuant to Section 8.1(a)(i) or Section 8.2(a)(i), the two (2) year period following the Fifth Anniversary, provided that for purposes of clause (b), the Initial Individual Member was employed by the Company or a Subsidiary on the Fifth Anniversary.

Non-Majority Members means those Members other than the Majority Member.

Notice of Involuntary Transfer means the written notice to be sent by a Transferor to the Company pursuant to Section 7.2(a) of this Agreement.

Officer means a Person appointed under Section 6.5 of this Agreement.

Person means an individual, a general partnership, a limited partnership, a domestic or foreign limited liability company, a trust, an estate, an association, a corporation, or any other legal or commercial entity.

Profits and Losses mean, for each Fiscal Period, an amount equal to the Company’s taxable income and loss for the Fiscal Period, determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to section 703(a)(1) of the Code shall be included in taxable income and loss), with the following adjustments:

(1)      Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to the taxable income or loss;

(2)      Any expenditures of the Company described in section 705(a)(2)(B) of the Code or treated as section 705(a)(2)(B) expenditures described in section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits and Losses pursuant to this definition, shall be subtracted from the taxable income or loss;

(3)      In the event the Value of any Company asset is adjusted pursuant to the definition of Value, the amount of the adjustment shall be taken into account as gain or loss from the disposition of the asset for purposes of computing Profits and Losses;

Ex. A - 5

(4)      Gain or loss resulting from any disposition of any property by the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Value of the property disposed of, notwithstanding that the property’s adjusted tax basis differs from its Value;

(5)      In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing the taxable income or loss, there shall be taken into account Depreciation for the Fiscal Year or other period;

(6)      To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to section 734(b) or section 743(b) of the Code is required pursuant to section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner, the amount of the adjustment shall be treated as an item of gain (if the adjustment increases the asset’s basis) or loss (if the adjustment decreases the asset’s basis) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses; and

(7)      Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Sections 5.2 or 5.4 of this Agreement, shall not be taken into account in computing Profits or Losses.

The items of income, gain, loss and deduction available to be specially allocated pursuant to Sections 5.2 or 5.4 of this Agreement, shall be determined by applying rules analogous to those set forth in this definition as appropriate.

Quad DM Earnings means the EBITDA of Quad’s DM Business for the twelve calendar months preceding the effective date of the Majority Member Contribution.

Quad Loan Agreements means the Term Credit Agreement and the Revolving Credit Agreement, each dated as of July 6, 2006 and between Quad, the Company, New Diversified Mailing Services, LLC and New Electronic Printing Systems, LLC, and any documents ancillary thereto.

Reference Period means the one (1) year period immediately preceding the Separation Date.

Reserves means, with respect to any Fiscal Period, any funds set aside or amounts allocated during or with respect to such period in amounts deemed sufficient by the Company for repairs, replacements, contingencies, or other outlays, known or unknown, contingent or otherwise.

Separation means the Initial Individual Member ceases to be employed by the Company or any of its Subsidiaries for any reason.

Separation Date means the date of Separation.

Subsidiary means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the

Ex. A - 6

total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

Supermajority Consent means the affirmative vote or consent of: (1) the Majority Member and (2) the Initial Individual Members owning sixty percent (60%) of the Units owned by all Initial Individual Members at the time of such vote or consent.

Tax Distribution means the amount distributed to the Members pursuant to Sections 4.1 and 4.2 of this Agreement.

Term Loan means the loan to the Company under the Term Credit Agreement.

Trade Secret or Trade Secret Information has the meaning set forth under applicable law provided such information relates to the Company, Quad, or their respective Subsidiaries or predecessors.

Transfer means to sell, assign, give, bequeath, pledge, or otherwise encumber, divest, dispose of, or transfer ownership or control of all of, any part of, or any legal or beneficial interest in a Unit to any Person, whether voluntarily or by operation of law, whether inter vivos or upon death.

Transferee means any Person that proposes to acquire or acquires Units pursuant to the terms of this Agreement.

Transferor means a Member or Transferee that proposes to Transfer or Transfers any of its Units pursuant to the terms of this Agreement.

Treasury Regulations or Regulations means the regulations adopted from time to time by the Department of the Treasury under the Code, and any references to “partners” or “partnership” in the Regulations shall refer, as appropriate, to Members and the Company, respectively.

Unit means an interest in the capital and profits of the Company.

Ex. A - 7

Unitholder means any owner of one or more Units as reflected on the Company’s books and records, but only for so long as such Person is shown on the Company’s books and records as the owner of one or more Units.

Value means as of any date, with respect to any asset, the asset’s adjusted basis for federal income tax purposes as of such date, except as follows:

(1)      The initial Value of any asset contributed by a Member to the Company shall be the gross fair market value of the asset, as reasonably determined by the Board of Managers, except that the Majority Member Contribution shall be valued as provided in Section 2.4(d);

(2)      The Values of all assets of the Company shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board of Managers, as of the following times: (a) the acquisition of additional Units by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of the Company’s property as consideration for Units if the Company reasonably determines that the adjustment is necessary or appropriate to reflect the relative economic interests of the Members; (c) the liquidation of the Company within the meaning of section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; and (d) in connection with the grant of Units representing an interest in the Company (other than a de minimis interest) as consideration for services to or for the benefit of the Company by an existing Member acting in its capacity as a Member or in anticipation of being a Member;

(3)      The Value of any Company asset distributed to any Member shall be the gross fair market value of the asset on the date of distribution as reasonably determined by the Board of Managers;

(4)      The Value of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of the assets pursuant to section 734(b) or section 743(b) of the Code, but only to the extent required by section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations; provided, however, that Values shall not be adjusted pursuant to this clause (4) to the extent the President reasonably determines that an adjustment pursuant to clause (2), above, is necessary or appropriate in connection with a transaction that otherwise would result in an adjustment pursuant to this clause (4); and

(5)      If the Value of an asset has been determined or adjusted pursuant to clause (1), (2), or (4), above, the Value shall thereafter be adjusted by the Depreciation taken into account with respect to that asset for purposes of computing Profits and Losses.

Work Product means all inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or reduced to practice or comprising Confidential Information) and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not comprising Confidential Information) and any other form of Confidential Information, any of which relate to the Company’s, Quad’s or any of their respective Subsidiaries’ or Affiliates’ actual or anticipated business, research and development or

Ex. A - 8

existing or future products or services and which were or are conceived, reduced to practice, contributed to, developed, made or acquired by an Initial Individual Member (whether alone or jointly with others) while employed (both before and after the date hereof) by the Company, (or their predecessors, successors or assigns) or any of their respective Subsidiaries or Affiliates.

Ex. A - 9